Rule 424(b)(3)
SEC File No. 333-122057

Prospectus Supplement No. 2 dated December 16, 2005

To Prospectus dated August 26, 2005

SYNTHETIC BLOOD INTERNATIONAL, INC.

27,290,595 COMMON SHARES

18,896,876 COMMON SHARES

This prospectus relates to the offer and sale, from time to time, of up to 27,290,595 shares of our common stock and 18,896,876 additional shares of our common stock by the selling security holders listed on page 13 of the prospectus, or their transferees.

We registered 27,290,595 shares for sale by selling security holders under a registration statement on Form S-2 filed with the Securities and Exchange Commission, File No. 333-118759, and declared effective December 10, 2004, which we refer to in this prospectus as the “2004 Registration.” The selling security holders included in the 2004 Registration own

•	25,023,929 shares of common stock
•	Series A Warrants to purchase 2,266,666 shares at $0.47 per share that expire May 31, 2009.

The Series A Warrants may be called by Synthetic Blood for cancellation without payment to the holders, if the shares underlying the warrants are registered for resale and the market price for the common stock of Synthetic Blood is twice the exercise price of the warrants over a period of ten consecutive trading days.

We registered 18,896,876 shares for sale by selling security holders under a registration statement on Form S-2 filed with the Securities and Exchange Commission, File No. 333-122057, and declared effective January 28, 2005, which we refer to in this prospectus as the “January 2005 Registration.” The selling security holders included in this January 2005 Registration own

•	9,459,376 shares of common stock
•	Warrants to purchase 9,437,500 shares at $0.275 per share, of which 9,000,000 warrants expire December 31, 2007 and 437,500 warrants expire September 30, 2007, that we refer to collectively in this prospectus as the “2007 Warrants.”

The 2007 Warrants may be called by Synthetic Blood for cancellation without payment to the holders, if the shares underlying the warrants are registered for resale and the market price for the common stock of Synthetic Blood is twice the exercise price of the warrants over a period of ten consecutive trading days.

Synthetic Blood will receive the proceeds from exercise of the Series A Warrants and 2007 Warrants, but will not receive any proceeds or benefit from the resale of the shares by the selling security holders.

Quotations for our common stock are reported on the OTC Bulletin Board under the symbol “SYBD.” On December 14, 2005, the closing high bid price for our common stock was $0.111 per share.

A copy of our quarterly report on Form 10-Q for the interim period ended October 31, 2005 filed with the Securities and Exchange Commission on December 14, 2005 is being delivered to you with this supplement. Our annual report on Form 10-K for the year ended April 30, 2005 is delivered as part of the prospectus dated August 26, 2005. The mailing address and telephone number of our executive office are:

Synthetic Blood International, Inc.

3189 Airway Avenue, Building C

Costa Mesa, CA 92626

(714) 427-6363

See “Risk Factors” beginning on page 5 for information you should consider before you purchase shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Notice About Information Presented In This Supplement

•	This supplement may be used by the Selling Security Holders to offer their shares only if accompanied by the prospectus dated August 26, 2005.

•	This supplement provides information that supersedes, or is in addition to, information presented in the prospectus. If there is any difference between the information presented in this supplement and the information contained in the prospectus, you should rely on the information in this supplement.

•	You should rely only on the information provided in this supplement and the prospectus. We have not authorized anyone to provide you with different information.

•	We do not claim the information contained in this supplement or the accompanying prospectus is accurate as of any date other than the dates on their respective covers.

Forward-looking Statements

You should carefully consider the risk factors set forth in the prospectus, as well as the other information contained in this supplement and the prospectus. This supplement and the prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” and “Management’s Discussion and Analysis of Operating Results and Financial Condition” sections of our quarterly report on Form 10-Q, annual report on Form 10-K, and the prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the prospectus.

Description of Capital Stock

Convertible debentures and warrants

On July 13, 2005, Synthetic Blood sold to three private investors convertible debentures in the principal amount of $1,849,998 payable in 33 equal monthly installments starting November 11, 2005, and warrants to purchase up to 8,409,083 of shares of common stock exercisable during a term of three years at an exercise price of $0.242 per share.

As of December 14, 2005, Palisades Master Fund LP has voluntarily converted $550,000 in principal amount of its convertible debenture to 2,500,000 shares of Synthetic Blood common stock, leaving $307,142 in principal amount of the debenture remaining outstanding. Crescent International Ltd. has voluntarily converted $30,000 of its convertible debenture to 136,364 shares of common stock, leaving $369,999 in principal amount of its debenture remaining outstanding. Bristol Investment Fund, Ltd., has voluntarily converted $259,357 of its convertible debenture to 1,178,896 shares of common stock, leaving $333,500 in principal amount of its debenture remaining outstanding.

Monthly payments of principal on the debentures total approximately $55,500. Synthetic Blood may make monthly payments of principal with cash or with stock priced at the lower of $0.22 or 80 percent of the volume weighted average price for our common stock over the five trading days prior to the payment date. We are required to give 45 days advance notice of the exercise of our election to use stock, which was given for each of the monthly payments made on or before December 12, 2005 and for the payment due January 11, 2006. At the time notice is given we are obligated to make advance payment of the monthly installment using the $0.22 per share payment rate. If 80 percent of the volume weighted average price for our common stock over the five trading days prior to the payment date is less than $0.22 per share, we are required to issue additional shares based on this lower price per share to make the monthly payment in full.

Based on 80 percent of the volume weighted average price for our common stock over the five trading days prior to the monthly payment dates in November and December 2005, which were approximately $0.1234 and $0.0845 per share, respectively, SYBD issued 449,894 shares of common stock to the holders of the debentures to pay the monthly payment due in November 2005 and 656,222 shares of common stock to pay the monthly payment due in December 2005. Applying a conversion rate of $0.22 per share, we have issued to the holders of the convertible debentures a total of 504,548 shares of common stock as an advance payment on the installment due in January 2006. If 80 percent of the volume weighted average price for our common stock over the five trading days prior to January 11, 2006 is less than $0.22 per share, we will be obligated to issue additional shares of common stock to the holders of the convertible debentures equal to the difference between the number issued as the advance payment and the number required to be issued based on that lower price. Assuming we continue to satisfy the conditions under the convertible debentures for using our common stock to pay the monthly installments, we expect we will continue to exercise our option each month to do so and apply our available cash to operations.

2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

For the quarterly period ended October 31, 2005

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

For the transition period from                      to

Commission File Number: 2-31909

SYNTHETIC BLOOD INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	33-0112644
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3189 Airway Avenue, Building C, Costa Mesa, California 92626

(Address of Principal Executive Office)

714-427-6363

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 (the “Exchange Act”) during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

YES  ☒    NO  ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).

YES  ☐    NO  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

YES  ☐    NO  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock as of December 10, 2005: 132,947,087 shares of common stock, par value $0.01.

FORM 10-Q

SYNTHETIC BLOOD INTERNATIONAL, INC.

INDEX

		Page
PART I.	FINANCIAL INFORMATION

	Item 1. Financial Statements

	Balance Sheets as of October 31, 2005 (unaudited) and April 30, 2005	3

	Statements of Operations for the Three Months and the Six Months Ended October 31, 2005 and 2004, and for the Period From May 26, 1967 (inception) to October 31, 2005 (unaudited)	4

	Statements of Cash Flows for the Six Months Ended October 31, 2005 and 2004, and for the Period From May 26, 1967 (inception) to October 31, 2005 (unaudited)	5

	Condensed Notes to Financial Statements	6

	Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations	9

	Item 3. Quantitative and Qualitative Disclosure About Market Risk	14

	Item 4. Controls and Procedures	14

PART II.	OTHER INFORMATION

	Item 6. Exhibits	14

	Signatures	15

Part I-Financial Information

ITEM 1.	FINANCIAL STATEMENTS.

SYNTHETIC BLOOD INTERNATIONAL, INC.

(A Development Stage Company)

BALANCE SHEETS

	October 31, 2005	April 30, 2005
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$712,047	$588,763
Prepaid expenses	73,249	77,686

Total Current Assets	785,296	666,449
Property and Equipment, net	350,122	384,278
Patents, net	176,614	211,618
Unamortized Bond Issuance Cost	155,238	—

	$1,467,270	$1,262,345

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$67,059	$269,975
Accrued liabilities	46,881	43,969

Total Current Liabilities	113,940	313,944

Convertible Debentures, net of discounts of $833,346	116,668	—

Stockholders’ Equity:
Preferred Stock, undesignated, authorized 10,000,000 shares, none issued or outstanding	—	—
Common Stock, par value $.01 per share; authorized 200,000,000 shares; issued and outstanding 132,361,544 and 125,659,918 shares	1,323,615	1,256,599
Additional paid-in capital	25,878,830	23,283,449
Deposits on common stock	—	140,833
Deferred compensation	(53,623)	(109,749)
Deficit accumulated during the development stage	(25,912,160)	(23,622,731)

Total Stockholders’ Equity	1,236,662	948,401

	$1,467,270	$1,262,345

See accompanying condensed notes to financial statements.

SYNTHETIC BLOOD INTERNATIONAL, INC.

(A Development Stage Company)

STATEMENTS OF OPERATIONS

	Deficit Accumulated During the Development Stage Through October 31, 2005

		Three Months Ended October 31,		Six Months Ended October 31,
		2005	2004	2005	2004
	(Unaudited)	(Unaudited)		(Unaudited)
Expenses:
Research and development	$10,090,791	$290,362	$309,614	$630,535	$529,081
General and administrative	15,282,385	395,700	291,286	671,368	546,899
Interest	1,199,295	1,016,652	—	1,016,652	—

Total Expense	26,572,471	1,702,714	600,900	2,318,555	1,075,980
Other Income	(660,311)	(25,633)	(944)	(29,126)	(2,602)

NET LOSS	$(25,912,160)	$(1,677,081)	$(599,956)	$(2,289,429)	$(1,073,378)

NET LOSS PER SHARE, BASIC AND DILUTED		$(0.013)	$(0.005)	$(0.018)	$(0.009)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING, BASIC AND DILUTED		130,153,437	115,262,499	128,232,764	114,535,687

See accompanying condensed notes to financial statements.

SYNTHETIC BLOOD INTERNATIONAL, INC.

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

	Period From May 26, 1967 (inception) to October 31, 2005
		Six Months Ended October 31,
		2005	2004
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(25,912,160)	$(2,289,429)	$(1,073,378)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,098,557	84,639	53,423
Amortization of deferred compensation	281,127	56,126	71,958
Amortization of discounts on convertible notes	1,016,652	1,016,652	—
Settlement of vendor dispute	(39,000)	(39,000)	—
Loss on disposal and write-down of property and equipment and other assets	184,614	34,205	—
Compensatory stock options/warrants issued	2,229,263	—	—
Issuance of stock below market value	695,248	—	—
Contribution of capital through services rendered by stockholders	216,851	—	—
Issuance of stock for services rendered	1,265,279	—	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(73,249)	4,437	98,279
Accounts payable and accrued liabilities	329,530	(161,006)	126,691

Net cash used in operating activities	(18,707,288)	(1,293,376)	(723,027)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,091,758)	(14,185)	(64,225)
Purchase of other assets	(651,692)	(21,385)	(16,917)

Net cash used in investing activities	(1,743,450)	(35,570)	(81,142)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock and exercise of stock options and warrants, net of related expenses	18,617,345	321,730	612,000
Repayments of amounts due stockholders	(121,517)	—	—
Proceeds from stockholder notes payable	977,692	—	—
Proceeds from notes, debentures and other obligations	2,571,065	1,295,000	—
Payments on notes and capital lease obligations	(717,300)	—	—
Bond issue costs	(164,500)	(164,500)	—

Net cash provided by financing activities	21,162,785	1,452,230	612,000

Net change in cash and cash equivalents	712,047	123,284	(192,169)
Cash and cash equivalents, beginning of period	—	588,763	302,310

Cash and cash equivalents, end of period	$712,047	$712,047	$110,141

Cash paid for: Interest	$143,129	$—	$—

Taxes	$18,800	$1,800	$1,550

Non-cash financing activities during the six months ended October 31, 2005:

(1)	As further disclosed in Note 3 to the condensed financial statements, in connection with the sale of convertible debentures, the Company recorded original issue discount of $555,000, discount of $525,000 related to the value of warrants issued in the transaction, and additional discount of $770,000 related to the value of the beneficial conversion feature.

(2)	The Company made principal payments on its convertible notes payable of $86,631 through the issuance of 504,548 shares of common stock.

(3)	Investors converted $813,357 of convertible debentures into 3,697,078 shares of common stock.

See accompanying condensed notes to financial statements.

SYNTHETIC BLOOD INTERNATIONAL, INC.

(A Development Stage Company)

CONDENSED NOTES TO FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION

The accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the financial position of the Company as of October 31, 2005, and the results of its operations for the three months and the six months ended October 31, 2005 and 2004, and for the period from May 26, 1967 (inception) to October 31, 2005, and its cash flows for the six months ended October 31, 2005 and 2004, and for the period from May 26, 1967 (inception) to October 31, 2005. Certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”). The Company believes that the disclosures in the financial statements are adequate to make the information presented not misleading. However, the financial statements included herein should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2005 filed with the Commission on August 15, 2005.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company is in the development stage and, at October 31, 2005, has an accumulated deficit of $25,912,160, continues to sustain operating losses on a monthly basis, and expects to incur operating losses for the foreseeable future. Since the Company is in the pre-clinical and clinical trial stages of its products, these products must undergo considerable development and testing prior to submission to the FDA for approval to market the products. The Company’s continuation as a going concern is dependent on its ability to obtain additional financing sufficient to fund the required additional development and testing and to meet its obligations on a timely basis. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern for a reasonable period of time.

2.	STOCK-BASED COMPENSATION

The Company accounts for stock-based employee compensation as prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and has adopted Statement of Financial Accounting Standards 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (“SFAS 148”), that amends certain aspects of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). APB 25 provides that compensation expense relative to the Company’s employee stock options is measured based on the intrinsic value of stock options granted. SFAS 123 and 148 require pro forma disclosures of net income (loss) and net income (loss) per share as if the fair value based method of accounting for stock-based awards had been applied for employee grants. They also require disclosure of option status on a more prominent and frequent basis. The Company accounts for stock options and warrants issued to non-employees based on the fair value method, but has not elected this treatment for grants to employees and board members. Under the fair value based method, compensation cost is recorded based on the value of the award at the grant date and is recognized over the service period.

The fair value of each option grant was estimated at the grant date using the Black-Scholes option-pricing model. The Black–Scholes option-pricing valuation model was developed for use in estimating the fair value of traded options and warrants that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s stock options and warrants have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options and warrants.

The Company’s calculations are based on a single option valuation approach and forfeitures are recognized as they occur. The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding and unvested employee awards:

	Six Months Ended October 31, 2005	Six Months Ended October 31, 2004
Net loss, as reported	$(2,289,429)	$(1,073,378)
Add: stock-based employee compensation expenses	56,126	71,957
Deduct: fair value based employee compensation expenses	(135,898)	(153,710)

Pro forma net loss	$(2,369,201)	$(1,155,131)

Loss per share:
As reported	$(0.018)	$(0.009)

Pro forma	$(0.018)	$(0.010)

In December 2004, the FASB issued SFAS No. 123 (Revised), Share-Based Payment. This standard revises SFAS No. 123, APB Opinion No. 25 and related accounting interpretations, and eliminates the use of the intrinsic value method for employee stock-based compensation. SFAS No. 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award. Currently, the Company uses the intrinsic value method of APB Opinion No. 25 to value share-based options granted to employees and board members. The new standard requires the expensing of all share-based compensation, including options, using the fair value-based method. The effective date of this standard for the Company will be May 1, 2006. Management is currently assessing the impact that this new standard will have on the Company’s financial statements and expects that non-cash stock-based compensation charges will increase upon adoption of this standard.

3.	STOCKHOLDERS’ EQUITY

On July 13, 2005 the Company closed on a financing transaction with three private investors. In the transaction the Company issued to the investors unsecured convertible debentures in the principal amount of approximately $1.85 million payable over a term of three years beginning 120 days following the closing of the financing discounted on the date of issue at 10 percent. Proceeds to the Company after commissions, investors’ professional fees, and original issue discount of $555,000, were approximately $1,130,500.

The principal amount of the debentures is convertible to common stock at any time at the election of the holder at a rate of one common share for each $0.22 of principal. The Company may, at its option and subject to certain conditions, make monthly payments on the debentures in common stock priced at the lower of $0.22 or 80 percent of the volume weighted average price for the common stock over the five trading days prior to the payment date. The Company also issued to the investors warrants to purchase up to 8,409,083 of shares of common stock exercisable during a term of three years at an exercise price of $0.242 per share.

In accordance with the provisions of Accounting Principles Board Opinion No. 14, the Company allocated the net proceeds received in this transaction to each of the convertible debentures and common stock purchase warrants based on their relative estimated fair values. As a result, the Company allocated $770,000 to the convertible debentures and $525,000 to the common stock purchase warrants, which was recorded in additional paid-in-capital. In accordance with the consensus of EITF issues 98-5 and 00-27, management determined that the convertible debentures contained a beneficial conversion feature based on the effective conversion price after allocating proceeds of the convertible debentures to the common stock purchase warrants. Because the calculated beneficial conversion amount exceeded the remaining net carrying value of the convertible debentures, the beneficial conversion was recorded in an amount equal to the remaining net carrying value of the convertible debentures of $770,000 with a corresponding amount recorded as additional paid-in-capital. The amounts recorded for the common stock purchase warrants and the beneficial conversion feature will be amortized as interest expense over the terms of the convertible debentures.

During the quarter ended October 31, 2005, the private investors elected to convert $813,357 of the convertible debentures into 3,697,078 shares of common stock at $0.22 per share. In addition the Company made principal payments of $86,631 through the issuance of 504,548 shares of common stock.

Interest charges associated with the convertible debentures, including amortization of the original issue discount, common stock purchase warrant value and the beneficial conversion features, aggregated $1,016,652 during the quarter ended October 31, 2005.

4.	RELATED PARTY TRANSACTIONS

During the three months ended October 31, 2005 and 2004, the Company paid $0 and $45,050, respectively, and during the six months ended October 31, 2005 and 2004, the Company paid $32,100 and $53,160, respectively, to a specialty contract manufacturer of pharmaceutical products to manufacture Oxycyte, the Company’s perfluorocarbon-based blood substitute and therapuetic oxygen carrier, for upcoming clinical trials. An officer of the Company is a minority shareholder and director of this specialty manufacturer. At October 31, 2005, the Company had no outstanding purchase orders with this specialty manufacturer.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Synthetic Blood International, Inc., is a New Jersey corporation that, since 1990, has pursued the development of medical products based on perfluorocarbon technology. Since 1993, Synthetic Blood has also pursued development of a glucose biosensor implant on a limited basis.

Perfluorocarbons are biologically inert compounds containing carbon and fluorine. The chemical composition of perfluorocarbons allows them to readily absorb and give up oxygen and carbon dioxide. This property creates opportunities for developing blood substitutes that act as oxygen carriers for human tissue and fluids that carry oxygen to the lungs for remedial uses.

Synthetic Blood developed Oxycyte as a synthetic blood substitute and therapeutic oxygen carrier. We received approval of our Investigational New Drug application filed with the U.S. Food and Drug Administration (FDA) in 2003 and completed a Phase I safety study in normal volunteers in December, 2003. The results of the Phase I study were in line with our expectations for the performance of Oxycyte.

Enrollment started earlier this year in a Phase II orthopedic surgery trial, and five study sites have been qualified and approved to participate in this study. In this first Phase II trial we are evaluating both efficacy and safety in the prevention of tissue hypoxia (the effects of reduced oxygen levels) in hip surgery patients who experience mild to moderate blood loss during surgery. While blood transfusions are typically not given during such procedures, blood loss may result in postoperative complications caused by tissue hypoxia. Three study sites have enrolled 11 patients in this study. This is less than expected, so enrollment has been temporarily put on hold so resources can be refocused on shorter term Phase II trials.

An eight patient proof of concept Phase II Oxycyte study in patients with brain ischemia due to severe head injury has been approved and enrollment is expected to start in December, 2005. A 20 patient proof of concept Phase II Oxycyte trial in patients in sickle cell crisis will be started in December, 2005. The results of these studies are expected to be available in the first or second quarter of 2006. In addition to these studies, our future clinical development plans include testing Oxycyte in acute myocardial ischemia, high blood loss surgery, coronary bypass surgery, stroke, myocardial infarction, malignant tumors and decompression sickness.

We expect to commit a substantial portion of our financial and business resources over the next 3 years to testing Oxycyte and advancing this product to licensing and commercial distribution.

Fluorovent is an oxygen exchange fluid and surfactant for facilitating the treatment of lung conditions, which is currently under development. We have not filed any applications on this product with the FDA and do not expect we will do so while we are focusing on Oxcyte clinical trials.

Our biosensor product uses an enzyme process for measuring the glucose level in the blood stream. It is a subcutaneous implant programmed to measure the glucose level and transmit the results to a wearable receiver. This product is also under development and we do not expect we will file any applications with the FDA for at least the next 2 years.

RESULTS OF OPERATIONS

Three months ended October 31, 2005 and 2004

Research and Development expenses for the three months ended October 31, 2005 were $290,362, compared to $309,614 for the same period in the prior year. During the quarter ended October 31, 2005, we continued to concentrate our research activities on our Oxycyte product that included Phase II clinical trials. Phase II expenses totaled $83,470 for the quarter ended October 31, 2005, compared to $70,980 for the quarter ended October 31, 2004. Because of the nature of our ongoing research and development activities, accounting periods may reflect significant changes in expenses resulting from the timing of research related to our developmental products.

General and Administrative expenses for the three months ended October 31, 2005 were $395,700, compared to $291,286 for the same period in the prior year. General office and operating expenses have remained relatively constant for the quarters ended October 31, 2005 and 2004, with the exception of increased investor relations expenses of $60,000, amortization of bond issue costs of $14,000 and the write-off of $34,205 of unamortized costs related to the termination of a patent agreement during the three months ended October 31, 2005.

The net loss for the three months ended October 31, 2005 was $1,677,081 compared to a net loss of $599,956 for the same period in the prior year. Total expenses increased $1,101,814 during the three months ended October 31, 2005 over the comparable period in 2004. In addition to the items noted above, interest expense increased $1,016,652 due to the accelerated conversions of the convertible notes payable, as discussed in Note 3 to the Condensed Notes to the Financial Statements. Additionally, other income, consisting principally of sub-rental income of $17,600 and interest income of $8,000, increased $24,689 from quarter ended October 31, 2004.

Six months ended October 31, 2005 and 2004

Research and Development expenses for the six months ended October 31, 2005 were $630,535, compared to $529,081 for the same period in the prior year. During the six months ended October 31, 2005, we continued to concentrate our research activities on our Oxycyte product that included Phase II clinical trials. Phase II expenses totaled $194,325 for the six months ended October 31, 2005, compared to $70,980 for the six months ended October 31, 2004. Because of the nature of our ongoing research and development activities, accounting periods may reflect significant changes in expenses resulting from the timing of research related to our developmental products.

General and Administrative expenses for the six months ended October 31, 2005 were $671,368, compared to $546,899 for the same period in the prior year. General office and operating expenses have remained relatively constant for the six months ended October 31, 2005 and 2004, with the exception of increased investor relations expenses of $94,000, amortization of bond issue costs of $14,000 and the write-off of $34,205 of unamortized costs related to the termination of a patent agreement during the six months ended October 31, 2005.

The net loss for the six months ended October 31, 2005 was $2,289,429, compared to a net loss of $1,073,378 for the same period in the prior year. Total expenses increased $1,242,575 during the six months ended October 31, 2005 over the comparable period in 2004. In addition to the items noted above, interest expense increased $1,016,652 due to the accelerated conversions of the convertible notes payable, as discussed in Note 3 to the Condensed Notes to the Financial Statements. Additionally, other income, consisting of sub-rental income of $17,600 and interest income of $11,500, increased $26,522 from quarter ended October 31, 2004.

LIQUIDITY AND CAPITAL RESOURCES

Synthetic Blood has financed its operations since September 1990 through the issuance of debt and equity securities and loans from stockholders. As of October 31, 2005, we had $785,296 of total current assets and working capital of $671,356. Our practice is to invest excess cash in short-term money market investment instruments.

We have had and continue to have difficulty raising additional capital for research and development activities.

On July 13, 2005, the Company closed on a financing transaction with three private investors. In the transaction, the Company issued to the investors unsecured convertible debentures in the principal amount of approximately $1.85 million payable over a term of three years beginning 120 days following the closing of the financing, discounted on the date of issue at 10 percent. Proceeds to the Company after the original issue discount, commissions, and the investors’ professional fees were approximately $1,130,500.

Management believes that this new funding together with the Company’s cash and cash equivalents at October 31, 2005, will be sufficient to fund the Company’s clinical studies and general and administrative expenses until the first quarter of 2006.

We are in the pre-clinical and clinical trial stages in the development of our products. Under an Investigational New Drug application filed with the FDA, we completed Phase I clinical studies on Oxycyte in December 2003. The results of the Phase I study were in line with our expectations for the performance of Oxycyte. Phase II clinical testing started earlier this year. We estimate the cost of pursuing our Phase II clinical trials in 2005 and 2006 at $8,000,000. Even if we are successful with our Phase II studies, we must then conduct Phase III clinical studies and, if they are successful, file with the FDA and obtain approval of a Biologics License Application to begin commercial distribution, all of which will take more time and funding to complete. Our other products, Fluorovent and the glucose biosensor, must undergo further development and testing prior to submission to the FDA for approval to initiate clinical trials, which also requires additional funding. Management is actively pursuing private and institutional financing, as well as strategic alliances and/or joint venture agreements to obtain the necessary additional financing and reduce the cost burden related to the development and commercialization of our products. We expect our primary focus will be on funding the continued testing of Oxycyte, since this product is the furthest along in the regulatory review process. Our ability to continue to pursue testing and development of our products beyond the end of calendar year 2005 depends on obtaining outside financial resources, and there is no assurance we will succeed in obtaining the necessary resources.

Cash used in operating activities during the six months ended October 31, 2005 was $1,293,376, compared to $723,027 for the comparable period of the prior year. Operating activities consisted primarily of product research and development and the general operation of our corporate office. Cash used in operating activities is primarily dependent on the timing and extent of our research and development activities.

Cash used in investing activities during the six months ended October 31, 2005 was $35,570, compared to $81,142 for the comparable period of the prior year. Investing activities consisted primarily of the purchase of laboratory equipment and expenditures related to the Company’s patent rights. Synthetic Blood does not anticipate significant future capital expenditures in the near term.

Cash provided by financing activities during the six months ended October 31, 2005 was $1,452,230 compared to cash provided by financing activities of $612,000 for the comparable period of the prior year. Cash provided by financing activities consists primarily of the sale of our common stock to outside investors and proceeds from the sale of convertible debentures. As discussed earlier in this quarterly report, Synthetic Blood is attempting to raise additional funds that may take the form of equity or debt securities.

CRITICAL ACCOUNTING POLICIES

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

Stock-Based Compensation - We account for stock-based employee compensation as prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees, and, effective April 30, 2003, we adopted Statement of Financial Accounting Standards (“SFAS”) 148, Accounting for Stock-Based Compensation-Transition and Disclosure (“SFAS 148”) that supercedes Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). SFAS 148 requires pro forma disclosures of net income and net income per share as if the fair value based method of accounting for stock-based awards had been applied for both employee and non-employee grants. It also requires disclosure of option status on a more prominent and frequent basis. We account for stock options and warrants issued to non-employees based on the fair value method, but have not elected this treatment for grants to employees and board members. Under the fair value based method, compensation cost is recorded based on the value of the award at the grant date and is recognized over the service period.

The fair value of each option grant was estimated at the grant date using the Black-Scholes option-pricing model. The Black–Scholes option valuation model was developed for use in estimating the fair value of traded options and warrants that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because our employee stock options and warrants have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options.

In December 2004, the FASB issued SFAS No. 123 (Revised), Share-Based Payment. This standard revises SFAS No. 123, APB Opinion No. 25 and related accounting interpretations, and eliminates the use of the intrinsic value method for employee stock-based compensation. SFAS No. 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award. Currently, the Company uses the intrinsic value method of APB Opinion No. 25 to value share-based options granted to employees and board members. The new standard requires the expensing of all share-based compensation, including options, using the fair value-based method. The effective date of this standard for the Company will be May 1, 2006. Management is currently assessing the impact that this new standard will have on the Company’s financial statements.

Long-Lived Assets - Our intangible assets consist of patents related to our various technologies. These assets are amortized on a straight-line method over their estimated useful life, which ranges from eight to ten years. We review these intangible assets for impairment on a quarterly basis in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). At October 31, 2005, management believes no indications of impairment existed.

FORWARD LOOKING STATEMENTS

Except for the historical information contained herein, the discussion and information presented in this report contain forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ materially from those presented in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this section and those discussed in the Company’s Annual Report on Form 10-K for the year ended April 30, 2005 and subsequent filings made with the Securities and Exchange Commission.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of performance or achievements. Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The Company is under no obligation to update any of the forward-looking statements after the filing of this report to conform such statements to actual results or changes in expectations.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK.

The Company has no derivative financial instruments and no exposure to foreign currency exchange rates or interest rate risk. Our convertible debentures that are described elsewhere in this report bear a fixed interest rate, and therefore, are not subject to interest rate risk.

ITEM 4.	CONTROLS AND PROCEDURES.

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports filed under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that such information is accumulated and communicated to our management, including our Principal Executive Officer and our Principal Financial Officer, as appropriate, to allow timely decisions regarding required disclosures. Our management, including our Principal Executive Officer and our Principal Financial Officer, does not expect that our disclosure controls or procedures will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute assurance that the objectives of the control system are met. Further, the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation or controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected.

We carried out an evaluation, under the supervision and with the participation of our management, including our Principal Executive Officer and our Principal Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the quarterly period covered by this report. Based on the foregoing, our Principal Executive Officer and our Principal Financial Officer concluded that our disclosure controls and procedures were effective at the reasonable assurance level.

There has been no change in the Company’s internal controls over financial reporting during the Company’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect the Company’s internal controls over financial reporting.

Part II-Other Information

ITEM 6.	EXHIBITS.

(a)	Exhibits:

31.1	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification Pursuant to 18 U.S.C. Section 1350, As Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SYNTHETIC BLOOD INTERNATIONAL, INC.

December 14, 2005	/s/ Robert W. Nicora
President and Chief Executive Officer

December 14, 2005	/s/ David H. Johnson
Chief Financial Officer (Chief Accounting Officer)